Exhibit 99.1



 SpectraSite Agrees to Acquire 11 Broadcast Towers from Pegasus Broadcast and Agrees to Build Five New Digital Towers

CARY, N.C., March 6, 2000 -- SpectraSite Broadcast Group, a division of SpectraSite Holdings, Inc. (Nasdaq: SITE) today announced the signing of a binding letter of intent with Pegasus Broadcast Television, Inc. (Nasdaq: PGTV) to acquire 11 existing broadcast towers and build up to five new digital television towers in the next 12 months.

The towers are located in Florida, Georgia, Maine, Pennsylvania and Tennessee and include broadcast and numerous wireless tenants. The purchase price will be a multiple of cash flow and payable primarily in shares of unregistered SpectraSite common stock.

"This acquisition will validate the strategy we outlined when we formed the Broadcast Group back in January," said Dave Tomick, Chief Financial Officer, SpectraSite. "The combined experience of the SpectraSite Broadcast Group allows broadcasters to outsource all aspects of broadcast transmission infrastructure services and effectively complete DTV implementation requirements."

"In order to concentrate on its core television business, Pegasus has long held a strong desire both to ensure availability of superior Analog and Digital broadcast antenna locations and yet to also get out of broadcast tower construction and management," said Nicholas Pagon, President, Pegasus Broadcast. "SpectraSite Broadcast Group offered both the financial strength and the integrated service offerings sufficient to make us comfortable."

This is the first acquisition to be completed by the newly assembled SpectraSite Broadcast Group, which is comprised of broadcast transmission infrastructure companies, Stainless Inc., Doty-Moore, Vertical Properties (VPI), International Towers, Inc. (ITI) and S&W Communications, Inc.

"Pegasus had a long standing relationship with Stainless, a SpectraSite Broadcast Group company, which enabled us to facilitate the completion of this deal," said Doug Standley, President of SpectraSite Broadcast Group.

This transaction is subject to negotiation of definitive documents and other customary conditions, and although we cannot assure when or if this transaction will be consummated, we expect to complete this transaction within 30 days.

About Pegasus
Pegasus Communications Corporation (www.pgtv.com) is one of the fastest growing media companies in the United States. We are the largest independent provider of DBS services to rural parts of the United States on the DIRECTV platform, serving approximately 1.1 million DBS subscribers in 41 states. Pegasus is also a broadcaster operating and/or programming ten TV stations serving 2 million TV households in smaller markets affiliated with FOX, UPN and the WB.

About SpectraSite Communications, Inc.
SpectraSite Communications, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the leading providers of outsourced antennae site and network services to the wireless communications and broadcast industries in the United States and Canada. SpectraSite's business includes the ownership and leasing of antennae sites on towers, managing rooftops and in-building telecommunications access on commercial real estate, network planning and deployment, and construction of towers and related wireless facilities. SpectraSite owns or manages more than 15,000 sites, including 2,765 owned towers, in 98 of the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers and broadcasters, including Nextel, Sprint PCS, AT&T Wireless, VoiceStream Communications, Tritel Communications, Teligent, Winstar, Cox Broadcasting, Clear Channel Communications and Paxson Communications.

This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications, (iii) the success of the Company's tower construction program and (iv) the successful operational integration of the Company's business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.